SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report: April 8, 2004

Date of Earliest Event Reported: March 24, 2004

Caremark Rx, Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware	1-14200	63-1151076
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

211 Commerce Street, Suite 800 Nashville, Tennessee	37201
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (615) 743-6600

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Item 2. Acquisition or Disposition of Assets

On March 24, 2004, Caremark Rx, Inc. (the “Company”) announced that it had completed its previously announced merger with AdvancePCS in which the Company acquired all of the outstanding capital stock of AdvancePCS. Under the terms of the Agreement and Plan of Merger dated as of September 2, 2003, by and among the Company, Cougar Merger Corporation and Advance PCS (the “Merger Agreement”) AdvancePCS stockholders received value equivalent to 2.15 shares of the Company’s common stock for each AdvancePCS share based on the average closing price of the Company’s stock for the five trading days ending March 17, 2004, which was $32.61 per share. This consideration was paid 90% in the Company’s common stock (an aggregate of 190,979,096 shares) and 10% in cash (an aggregate of $692 million), which was funded with cash on hand.

The assets of AdvancePCS acquired in the merger include, among other things, the leaseholds and tangible property associated with AdvancePCS’s business. The Company intends to operate and utilize these assets in substantially the same manner as such assets were operated and utilized prior to the merger. Pursuant to the terms of the Merger Agreement, Jean-Pierre Millon, George Poste and Michael D. Ware, formerly directors of AdvancePCS, became directors of the Company, effective as of March 24, 2004. A copy of the Merger Agreement is filed herewith as Exhibit 2.1 and incorporated herein by reference.

A copy of the press release announcing, among other things, the completion of the above-described merger, is filed herewith as Exhibit 99.1 and incorporated herein by reference.

Item 5. Other Events and Required FD Disclosure.

In connection with the merger, the Company also completed the previously announced tender offer to purchase for cash any and all outstanding 8 1/2% Senior Notes due 2008 of AdvancePCS (the “Notes”) and related solicitation of consents to amend the indenture governing the Notes. As of 9:00 a.m., New York City time, on March 24, 2004, the expiration time of the tender offer and consent solicitation, $183,825,000 of aggregate principal amount of Notes had been tendered, which represented approximately 98% of the then outstanding aggregate principal amount of these Notes. As a result of receiving the consent of at least a majority in aggregate principal amount of outstanding Notes, certain subsidiaries of AdvancePCS and the trustee under the indenture governing these Notes executed a supplemental indenture which, among other things, removed certain restrictive covenants and events of defaults under the indenture (the “Supplemental Indenture”). A copy of this Supplemental Indenture is filed herewith as Exhibit 10.5 and incorporated herein by reference.

Also effective as of the completion of the merger, on March 24, 2004, the Company entered into new $550 million bank credit facility with a syndicate of lenders, with Bank of America, N.A. serving as the administrative agent and Banc of America Securities LLC and Wachovia Securities, Inc. serving as joint lead arrangers and joint book managers (the “Credit Facility”). The Credit Facility provides for a five year $400 million revolving credit facility and a five-year $150 million term loan. Also effective as of the completion of the merger, the Company entered into a new $500 million receivables-backed facility with three committed purchasers, with Wachovia Bank, N.A. serving as administrative agent (the “Receivables Facility”). The Credit Facility and the Receivables Facility replace the credit facilities and receivables facilities which each of the Company and AdvancePCS had in place prior to the completion of the merger. A copy of the Credit Facility is filed herewith as Exhibit 10.2 and incorporated herein by reference. A copy of the principal agreements relating to the Receivables Facility are filed herewith as Exhibit 10.3 and Exhibit 10.4 and incorporated herein by reference.

In addition, the Company held a Special Meeting of Stockholders on March 22, 2004 (the “Special Meeting”). At the Special Meeting, the following matters were voted upon by the Company’s stockholders.

•	Proposal 1 - A Proposal to amend the Company’s Certificate of Incorporation to increase the number of authorized shares of the Company’s common stock from 400 million shares to 700 million shares. The vote on this proposal was as follows:

Votes For	Votes Against	Abstentions
195,698,275	2,807,288	225,018

•	Proposal 2 - A Proposal to authorize the issuance of shares of the Company’s common stock to the stockholders of AdvancePCS in connection with the merger with AdvancePCS, pursuant to the terms of the Merger Agreement. The vote on this proposal was as follows:

Votes For	Votes Against	Abstentions
197,329,770	1,165,718	235,093

•	Proposal 3 - A Proposal to amend the Company’s Certificate of Incorporation to increase the number of authorized shares of the Company’s preferred stock from 9.5 million shares to 10.5 million shares, and the Company’s Series C junior participating preferred stock from 500,000 shares to 7 million shares. The vote on this proposal was as follows:

Votes For	Votes Against	Abstentions
61,158,632	137,273,794	298,155

•	Proposal 4 - A Proposal to approve the Company’s 2004 Incentive Stock Plan. The vote on this proposal was as follows:

Votes For	Votes Against	Abstentions
170,911,500	27,368,677	450,404

Each proposal referenced above obtained the requisite number of votes for passage, except for Proposal 3, which required the vote of at least a majority of the shares of the Company’s common stock entitled to vote at the Special Meeting.

Item 7. Financial Statements, Pro Forma Financial Information and Exhibits

(a) Financial Statements of Businesses Acquired.

The financial statements of AdvancePCS for the years ended March 31, 2003, 2002 and 2001 and at March 31, 2003 and 2002, and for the three month and nine month periods ended December 31, 2003 and 2002 and at December 31, 2003 and March 31, 2003, will be filed by amendment to this Current Report on Form 8-K no later than June 7, 2004.

(b) Pro Forma Financial Information.

The following unaudited pro forma condensed combined balance sheet at December 31, 2003, reflects the merger as if it had occurred on that date. The unaudited pro forma condensed combined statement of income for the year ended December 31, 2003, reflects the merger as if it had occurred on January 1, 2003.

The principal bases of the pro forma financial information are as follows:

•	The pro forma financial statements are based on the historical financial statements of the Company and AdvancePCS and give effect to the merger under the purchase method of accounting. As a result, the pro forma financial statements are based on assumptions and adjustments as discussed in the accompanying notes to unaudited pro forma condensed combined financial information, including assumptions relating to the allocation of the consideration paid for the assets and liabilities of AdvancePCS based on preliminary estimates of their fair value. The final purchase price allocation may differ from that reflected in the pro forma financial statements after valuation procedures and amounts are finalized within one year following the completion of the merger.

•	Certain pro forma adjustments have been made to the historical amounts reported by the Company and AdvancePCS to reflect the financial impact of the merger. These adjustments have been limited, in accordance with the rules promulgated by the Securities and Exchange Commission (the “SEC”), to those which are: (1) directly related to the merger; (2) expected to have a continuing impact on the combined company (in the case of the pro forma income statement), and (3) factually supportable. Adjustments to the pro forma balance sheet consist primarily of those necessary to reflect the financing activities associated with the merger and to allocate the purchase price the Company paid to the fair value of the net assets acquired from AdvancePCS. Adjustments to the pro forma condensed combined statement of income primarily reflect the ongoing impact of the financing transactions and purchase price allocations which would have been made at the pro forma merger date.

•	The tender offer and consent solicitation with respect to AdvancePCS’s 8 1/2% Senior Notes due 2008 (referred to in this Item 7 as the “AdvancePCS Senior Notes”) which was consummated by a subsidiary of the Company in conjunction with the AdvancePCS merger is reflected based on the actual amount of the AdvancePCS Senior Notes successfully tendered for.

•	No pro forma adjustment has been made to reflect the impact of conforming AdvancePCS’s accounting policy for retail copayments to that of the Company. See Note E for additional information.

•	The pro forma financial information does not give effect to any potential cost savings or operating synergies that the Company and AdvancePCS expect to result from the merger. The Company is in the process of finalizing a plan to integrate the operations of AdvancePCS with the operations of the Company.

•	AdvancePCS’s fiscal year ends on March 31, and its reported results have been aligned to match the Company’s December 31 fiscal year by adding subsequent interim period results to the most recent fiscal year-end information and deducting the comparable preceding year interim period results. See Note M to the Unaudited Pro Forma Condensed Combined Financial Information. In addition, certain amounts from AdvancePCS’s December 31, 2003, balance sheet have been reclassified to conform to the Company’s presentation. These reclassifications had no effect on AdvancePCS’s financial condition.

•	The pro forma adjustments are preliminary and have been made solely for purposes of developing the pro forma information for illustrative purposes necessary to comply with requirements of the SEC. The merger’s impact on the actual results reported by the combined company in periods following the merger may differ significantly from that reflected in these pro forma financial statements for a number of reasons, including, but not limited to, the impact of incremental costs incurred in integrating the two companies. As a result, the pro forma financial information is not necessarily indicative of what the combined company’s financial condition or results of operations would have been had the merger been completed on the applicable dates of these pro forma financial statements. In addition, the pro forma financial information does not purport to project the future financial condition and results of operations of the combined company.

The pro forma financial information should be read in conjunction with the Company’s audited financial statements and the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” appearing in the Company’s Annual Report on Form 10-K for the year ended December 31, 2003, which was filed with the SEC on March 9, 2004, and with the historical financial statements of AdvancePCS which will be filed by amendment to this Current Report on Form 8-K no later than June 7, 2004.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

DECEMBER 31, 2003

(In thousands)

	The Company	AdvancePCS	Pro Forma Adjustments		Pro Forma Combined
ASSETS
Current assets:
Cash and cash equivalents	$815,328	$130,316	$(691,965 (208,182 (91,709 46,212	)(A) )(B) )(C) (D)	$—

Accounts receivable, net	669,680	1,416,584	(5,826	)(F)	2,080,438
Inventories	204,939	326,874	—		531,813
Deferred tax asset, net	240,978	—	—		240,978
Prepaid expenses and other current assets	15,752	40,797	—		56,549

Total current assets	1,946,677	1,914,571	(951,470)		2,909,778

Property and equipment, net	159,769	143,097	—		302,866
Goodwill, net	49,171	1,274,320	(1,274,320 7,089,887	)(G) (H)	7,139,058

Other intangible assets, net	9,273	368,818	(368,818 947,100	)(G) (H)	956,373

Deferred tax asset, net	227,426	—	(227,426	)(I)	—
Other assets	81,312	58,824	(8,291	)(C)	125,972
			(5,873	)(G)

Total assets	$2,473,628	$3,759,630	$5,200,789		$11,434,047

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$385,362	$235,210	$—		$620,572
Claims and discounts payable	509,713	1,825,255	(5,826	)(F)	2,329,142
Other accrued expenses and liabilities	158,666	120,958	(3,960	)(B)	275,664
Income taxes payable	7,820	—	—		7,820
Current portion of long-term debt	2,500	46	—		2,546

Total current liabilities	1,064,061	2,181,469	(9,786)		3,235,744

Long-term debt, net of current portion	693,125	187,825	(183,825 46,212	)(B) (D)	743,337

Deferred tax liability, net	—	145,222	378,840 (227,426	(H) )(I)	296,636

Other long-term liabilities	75,804	47,338	16,529	(H)	139,671

Total liabilities	1,832,990	2,561,854	20,544		4,415,388

Commitments and contingencies

Stockholders’ equity:
Common stock	269	988	(988 191	)(G) (A)	460

Additional paid-in capital	1,762,477	817,763	(817,763 6,227,491 250,751	)(G) (A) (J)	8,240,719

Unearned stock-based compensation	—	—	(100,412	)(J)	(100,412)

Treasury stock	(28,782)	(107,488)	107,488	(G)	(28,782)
Shares held in trust	(101,103)	—	—		(101,103)
Accumulated earnings (deficit)	(981,233)	494,667	(494,667	)(G)	(981,233)
Accumulated other comprehensive loss	(10,990)	(8,154)	8,154	(G)	(10,990)

Total stockholders’ equity	640,638	1,197,776	5,180,245		7,018,659

Total liabilities and stockholders’ equity	$2,473,628	$3,759,630	$5,200,789		$11,434,047

See Accompanying Notes to Unaudited Pro Forma Condensed Combined Financial Information

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME

FOR THE YEAR ENDED DECEMBER 31, 2003

(In thousands, except per share amounts)

	The Company	AdvancePCS	Pro Forma Adjustments			Pro Forma Combined
Net revenue (1)	$9,067,291	$15,017,121	$	— (45,782	(E) )(F)	$24,038,630
Operating expenses:
Cost of revenues (1)(2)	8,299,190	14,339,465		— (45,782	(E) )(F)	22,592,873
Selling, general and administrative expenses	192,328	245,434		—		437,762
Depreciation and amortization	45,062	55,163		34,788	(H)	135,013
Interest expense, net	42,541	30,719		(14,177	)(D)	59,083
Stock option expense	—	—		44,000	(J)	44,000
Equity in loss of joint venture	—	5,645		—		5,645
Integration planning, relocation and merger-related charges	3,439	10,095		(13,534	)(C)	—

Income from continuing operations before provision for income taxes	484,731	330,600		(51,077)		764,254
Provision for income taxes	193,893	130,586		(20,431	)(K)	304,048

Income from continuing operations	290,838	200,014		(30,646)		460,206

Earnings per common share from continuing operations — basic	$1.13	$2.19				$1.06

Earnings per common share from continuing operations — diluted	$1.10	$2.05				$1.01

Average number of common shares outstanding — basic	257,925	91,415		85,473	(L)	434,813

Average number of common shares outstanding — diluted	264,781	97,703		92,704	(L)	455,188

(1)	Includes approximately $1.2 billion of retail copayments for Caremark and Pro Forma Combined. See Note F for additional information.
(2)	Excludes depreciation expense, which is presented separately.

See Accompanying Notes to Unaudited Pro Forma Condensed Combined Financial Information

Notes To Unaudited Pro Forma Condensed Combined Financial Information

A. Purchase Price; Shares of Common Stock Issued; Sources and Uses of Funds. For each share of AdvancePCS common stock held, AdvancePCS stockholders received the value of 2.15 shares of the Company’s common stock, which was paid 90% in shares of the Company’s common stock (approximately 191 million shares) and 10% in cash (approximately $692 million in the aggregate (including amounts paid in lieu of issuing fractional shares)). Under the purchase method of accounting, the merger is accounted for such that the Company is treated as the acquirer and AdvancePCS is treated as the acquired company. As a result, the merger consideration, described above, is treated as purchase price to be paid by the Company to AdvancePCS stockholders.

Additionally, the Company issued replacement stock options under a formula whereby each AdvancePCS optionee received options to purchase 2.15 shares of the Company’s common stock for each underlying share of AdvancePCS stock (rounded to the nearest whole share). The per-share amount which will be paid to the Company upon exercise of these options equals the per-share amount which would have been paid to AdvancePCS divided by 2.15, so that the total amount to be paid by each optionee is not impacted by the conversion. Caremark Rx, Inc. stock options covering approximately 13.9 million underlying shares of the Company’s stock, with a weighted average exercise price of $10.20 per share, were issued to AdvancePCS optionees at the closing of the merger.

The purchase price paid to AdvancePCS stockholders at the closing of the merger on March 24, 2004, was as follows (in thousands, except ratios and per share amounts):

Purchase price allocated to AdvancePCS net assets:
Exchange ratio	2.15
Average price per share of Caremark Rx common stock for the five trading days ending March 17, 2004	$32.61

Total purchase price per share of AdvancePCS common stock	$70.11
Number of shares of AdvancePCS common stock outstanding	98,697

Total purchase price paid to AdvancePCS stockholders	$6,919,647
Transaction fees and executive severance (Note C)	100,000

Total purchase price excluding fair value of stock options	7,019,647
Non-cash purchase price - fair value of stock options and warrants, net (Note J)	150,339

$7,169,986

Purchase price summary:
Cash:
Cash paid to AdvancePCS stockholders	$691,965
Transaction fees and executive severance (Note C)	100,000

791,965
Non-cash:
Caremark Rx common stock	6,227,682
Fair value of stock options and warrants, net (Note J)	150,339

6,378,021

$7,169,986

Shares of Caremark Rx common stock issued:
Exchange ratio	2.15
Number of shares of AdvancePCS common stock outstanding	98,697
Percentage of consideration issued in Caremark Rx common stock	90%

190,979

Sources of funds:
Cash on hand	$945,644
Transaction fees paid prior to closing	8,291
Borrowings (Note D)	46,212

$1,000,147

Uses of funds:
Cash paid to AdvancePCS stockholders	$691,965
AdvancePCS Senior Notes Tender Offer (Note B)	208,182
Transaction fees (Note C)	75,000
Executive serverance (Note C)	25,000

$1,000,147

Notes To Unaudited Pro Forma Condensed Combined Financial Information—(Continued)

B. Tender Offer. In conjunction with the closing of the merger, Cougar Merger Corporation, the wholly-owned subsidiary of the Company that was formed to effect the merger, consummated a tender offer for the AdvancePCS Senior Notes. Of the 187,825 AdvancePCS Senior Notes outstanding, 183,825 were tendered for aggregate consideration of approximately $204.2 million plus accrued interest. Accrued interest would have totaled approximately $4 million at the pro forma merger date. 4,000 AdvancePCS Senior Notes remained outstanding after completion of the tender offer and are subject to a supplemental indenture whereby certain restrictive covenants and events of default governing the AdvancePCS Senior Notes were removed.

With respect to the Company’s and AdvancePCS’s outstanding debt and debt agreements, the pro forma presentation presumes the following:

•	The Company’s existing $300 million credit facility was replaced;

•	AdvancePCS’s existing credit facility, under which no amounts were outstanding at December 31, 2003, was terminated;

•	The Company’s trade receivables sales facility was replaced;

•	AdvancePCS’s accounts receivable securitization facility was terminated;

•	The Company’s 7 3/8% senior notes due 2006 will remain outstanding; and

•	AdvancePCS’s 8 1/2% senior notes due 2008 were tendered for, with approximately $4 million face amount remaining outstanding.

C. Transaction Fees and Other Costs. Various transaction fees and other costs, estimated to total approximately $75.0 million, have been or will be incurred by the Company in connection with the merger. These costs are estimated to be as follows (in millions): Investment banking—$50; Legal—$15 and Other—$10. Additionally, the Company paid severance and other benefits to certain former executives of AdvancePCS totaling approximately $25 million at or shortly after the closing. Approximately $13.5 million of expenses incurred by the Company and/or AdvancePCS in connection with the merger, including integration planning activities and relocation of the Company’s corporate headquarters to Nashville, Tennessee, have been eliminated in the pro forma statement of income for the year ended December 31, 2003.

D. Transaction Debt and Interest Expense. Closing the merger at December 31, 2003, would have required the Company to borrow approximately $46 million, and this amount has been reflected in a pro forma adjustment. No adjustment has been reflected for any additional borrowings which may have been required to fund working capital needs. The pro forma adjustment to interest expense, net, reflects the elimination of AdvancePCS’s historical interest expense related to the AdvancePCS Senior Notes tendered for ($16.3 million) offset by interest expense on incremental amounts borrowed at 4% ($1.8 million). A 1/8% change in interest rates would not have had a material effect on the pro forma presentation.

E. Retail Copayments. The Company and AdvancePCS have historically used different accounting policies regarding recognition of revenue for payments made directly by their customers’ benefit plan participants to the independent retail pharmacies in their networks, which are referred to as retail copayments. The Company recognized approximately $1.2 billion of retail copayment revenue for the year ended December 31, 2003. AdvancePCS has not historically recognized retail copayments as revenue but estimates, through the use of computer database queries and analytical procedures, that the amount of such copayments totaled approximately $4 billion for the year ended December 31, 2003.

AdvancePCS has not historically tracked retail copayments in its information systems, and estimates of such amounts made by AdvancePCS have not been subjected to the audit/review procedures performed by AdvancePCS’s independent auditors during the course of the annual audits and quarterly reviews required by SEC regulations and are not sufficiently accurate for the purpose of making a pro forma adjustment to reflect the impact of conforming AdvancePCS’s accounting policy for retail copayments to that of the Company. Exclusion of this pro forma adjustment does not impact the net income of the pro forma combined company.

Notes To Unaudited Pro Forma Condensed Combined Financial Information—(Continued)

Subsequent to the merger, AdvancePCS’s information systems will track retail copayment amounts, and the Company will record retail copayment revenue derived under the AdvancePCS customer contracts using the the Company’s retail copayment revenue recognition policy. Amounts of such copayments recorded by the Company subsequent to the merger may be materially different than the amounts estimated by AdvancePCS for prior periods due to many factors, including, but not limited to, the availability of actual amounts and the impact of routine benefit plan design changes enacted by AdvancePCS’s customers from time to time. These amounts also may not be proportional to the amounts historically recorded by the Company primarily due to differences in AdvancePCS’s and the Company’s customer bases and their benefit plan designs.

F. Inter-company Balances. The Company and AdvancePCS had trade receivables and payables between one another at December 31, 2003, totaling approximately $5.8 million, related to the Company’s specialty pharmacies being included in AdvancePCS’s pharmacy networks. These balances, as well as the Company’s related revenues and AdvancePCS’s related expenses for the year ended December 31, 2003, represent inter-company amounts which would ordinarily be eliminated in the preparation of consolidated financial statements. Therefore, a pro forma adjustment was made to reflect this inter-company elimination.

G. Elimination of Historical AdvancePCS Amounts. Under the purchase method of accounting, the historical goodwill (approximately $1.3 billion), other intangible assets (approximately $369 million) and deferred financing costs (included in other assets, approximately $6 million) recorded by AdvancePCS, as well as the historical stockholders’ equity of AdvancePCS, were eliminated upon the completion of the merger. Intangible assets are in the process of being reevaluated as described at Note H below, and the total stockholders’ equity of the combined company was increased over the pre-merger Company amounts by the fair value of the equity consideration received by AdvancePCS stockholders.

H. Purchase Price Allocation and Related Adjustments. Under the purchase method of accounting, the Company will allocate the purchase price paid to the fair value of the AdvancePCS assets acquired and liabilities assumed. The pro forma purchase price allocation is preliminary. The Company is currently evaluating details concerning individual assets and liabilities acquired from AdvancePCS; therefore, with the exception of an adjustment for approximately $16.5 million made to reflect updated actuarial assumptions regarding the fair value of the projected benefit obligations of certain of AdvancePCS’s employee benefit plans, the pro forma presentation presumes that the historical value of AdvancePCS’s assets and liabilities approximates fair value. Additionally, the allocation of the purchase price to acquired intangible assets is preliminary and subject to the final outcome of independent analyses currently being conducted as further described below. The residual amount of the purchase price has been allocated to goodwill. The actual amounts recorded when the purchase price allocation is finalized may differ materially from the pro forma amounts presented herein.

The preliminary pro forma purchase price allocation is summarized as follows (in thousands):

Excess of AdvancePCS liabilities assumed over tangible assets acquired	$(488,161)
Deferred tax liability for non-deductible identifiable intangible assets	(378,840)
Identifiable intangible assets acquired, net (see below)	947,100
Goodwill	7,089,887

$7,169,986

The preliminary allocation of the purchase price to identifiable intangible assets, along with their respective estimated useful lives, is as follows (in thousands):

Amortizable intangible assets:
Customer relationships (20 years)	$855,000
Non-compete agreement (2 years)	7,100
Other (primarily proprietary technology) (5 years)	10,000

872,100

Indefinitely lived intangible asset (not subject to amortization):
Trade names	75,000

$947,100

Notes To Unaudited Pro Forma Condensed Combined Financial Information—(Continued)

The pro forma adjustment to depreciation and amortization reflects the impact of the merger as follows (in thousands):

Year Ended December 31, 2003
Elimination of historical AdvancePCS amortization expense	$(13,512)
Amortization of customer relationships over 20 year estimated life	42,750
Amortization of covenant not to compete over 2 year estimated life	3,550
Amortization of other intangibles over 5 year estimated life	2,000

$34,788

For the purposes of the pro forma income statements, the Company has presumed that the value and life of each identifiable intangible asset which would have been recorded if the transaction were completed on January 1, 2003, are identical to those which the Company would have recorded at December 31, 2003. The purchase price allocation for identifiable intangible assets is preliminary and was made only for the purpose of presenting the pro forma financial information.

In accordance with Statement of Financial Accounting Standards No. 141, the Company is in the process of estimating the fair value of the assets acquired from AdvancePCS for purpose of allocating the purchase price. The Company has retained an independent financial advisory firm, which is referred to as the valuation firm, to conduct investigations and analyses of the assets acquired to assist it with the purchase price allocation, and the valuation firm has provided the Company with its preliminary conclusions upon which the related pro forma adjustments are based.

The valuation firm reviewed and summarized various information provided by AdvancePCS and discussed information regarding potential intangible assets with certain members of AdvancePCS’s management. As a result of these reviews and discussions, the valuation firm assisted with the Company’s conclusion that AdvancePCS’s contractual customer relationships constitute an identifiable intangible asset under the guidance set forth in Statement of Financial Accounting Standards No. 141. The valuation firm considered the terms of the contracts as provided by AdvancePCS and/or their counsel and the results of this review and related discussions to establish a preliminary estimate of the fair value and estimated useful life of these contractual customer relationships.

The valuation firm’s preliminary estimate of the fair value of these contractual customer relationships is based upon the present value of expected after-tax residual earnings. The analysis performed by the valuation firm included, among other things, an assessment of revenue from existing AdvancePCS customer contracts, revenue growth potential, probability of contract renewals, operating expenses and contributory charges for the use of other assets. The probability of contract renewals included a consideration of the historical renewal patterns and customer retention rates, discussions with AdvancePCS’s management and a statistical analysis based on survivor curve methodologies. The present value factors used by the valuation firm were based upon an estimate of the risk-adjusted cost of capital to reflect the risk of investment relative to alternative investments. The valuation firm will prepare final analyses and conclusions as soon as practicable, and the actual amounts recorded based on these final analyses and conclusions may differ materially from the pro forma amounts presented herein.

I. Deferred Tax Presentation. Under Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes, amounts of deferred income tax assets and liabilities are classified as current or non-current and are aggregated into net assets and liabilities in these categories. The Company has recorded a pro forma adjustment of approximately $227 million to reflect the application of this accounting standard to the pro forma balance sheet.

J. Fair Value of Stock Options and Warrants. At the closing of the merger, AdvancePCS stock options were exchanged for options to purchase shares of the Company’s common stock exercisable for that number of shares of the Company’s common stock equal to the number of shares of AdvancePCS common stock previously subject to the corresponding AdvancePCS stock option multiplied by 2.15 (rounded to the nearest whole share) at an exercise price equal to the current exercise price of the corresponding AdvancePCS stock option divided by 2.15 (rounded to the nearest full cent).

Notes To Unaudited Pro Forma Condensed Combined Financial Information—(Continued)

The fair value of the options and warrants issued to AdvancePCS optionees and warrantholders, net of the intrinsic value of unvested options, represents an additional cost incurred by the Company to acquire AdvancePCS. The intrinsic value of unvested options will be allocated to unearned compensation and will be expensed over the remaining service period. The intrinsic value method requires the issuer to recognize compensation expense based on the difference in the market price and the exercise price of options at their grant date. The aggregate fair value of stock options issued in the merger, computed using the actual number of AdvancePCS options converted to the Company’s options upon consummation of the merger, was calculated using the following assumptions as inputs to the Black-Scholes option valuation formula, multiple option method (in thousands, except per share amounts, ratios and percentages):

Weighted average expected term (years)	1.70
Weighted average risk-free interest rate	1.30%
Weighted average expected volatility	45%
Weighted average per-share fair value	$16.947
Number of shares underlying options	13,911

Aggregate fair value of stock options	$235,751
Aggregate fair value of warrants (1)	15,000

$250,751

Amount of option and warrant fair value allocated to purchase price	$150,339
Amount of stock option intrinsic value allocated to unearned compensation	100,412

$250,751

(1)	The Company also issued warrants to purchase 902,450 shares of the Company’s common stock at a weighted average price of approximately $5.32 per share to warrantholders of AdvancePCS at the closing. These amounts were determined through application of the 2.15 to 1 conversion ratio to both the number of shares and the per-share purchase price so that the total amount to be paid by each warrantholder was not impacted by the conversion. The aggregate fair value of these warrants, computed using the Black-Scholes option valuation formula, was approximately $15 million.

The pro forma adjustment for stock option expense for the year ended December 31, 2003, represents the amortization of unearned compensation related to the unvested options over their service periods and approximates the amount expected to be expensed by the Company in the twelve months following the completion of the merger.

K. Income Taxes. The pro forma adjustment to provision for income taxes represents the application of the Company’s effective statutory rate of 40% to the pro forma adjustments.

L. Average Number of Shares of AdvancePCS Common Stock Outstanding. Both the basic and diluted average number of shares of AdvancePCS common stock outstanding have been adjusted to reflect the impact of the merger by applying the 2.15:1 exchange ratio to amounts historically reported by AdvancePCS. 90% of the resulting amount, as applied to basic shares, represents the equivalent number of the Company’s shares issued to AdvancePCS stockholders, since the remaining 10% of the purchase consideration was paid in cash.

M. Alignment of Historical Results of AdvancePCS with the Company’s Fiscal Year. Given the fact that the Company has a fiscal year end of December 31 and AdvancePCS has a fiscal year end of March 31, AdvancePCS’s historical results have been aligned to match the Company’s December 31 fiscal year. Actual results reported by AdvancePCS for the periods used to compute the pro forma amounts for the year ended December 31, 2003, were as follows (in thousands):

	Year Ended December 31, 2003
	Fiscal Year Ended Mar. 31, 2003	Subtract: Nine Months Ended Dec. 31, 2002	Add: Nine Months Ended Dec. 31, 2003	Calendar Year Ended Dec. 31, 2003	Presentation Reclassifications		AdvancePCS
Revenues (1)	$14,110,879	$10,495,728	$11,401,970	$15,017,121	$—		$15,017,121
Cost of revenues (1)	13,555,231	10,093,962	10,916,566	14,377,835	(38,370	)(2)	14,339,465

Gross profit	555,648	401,766	485,404	639,286	38,370		677,656
Selling, general and administrative expenses	231,245	163,834	194,816	262,227	(16,793	)(2)	245,434
Depreciation and amortization	—	—	—	—	55,163	(2)	55,163
Merger-related charges	—	—	10,095	10,095	—		10,095

Operating income	324,403	237,932	280,493	366,964	—		366,964
Interest income	5,086	3,947	3,299	4,438	(4,438	)(3)	—
Interest expense	(43,658)	(33,386)	(24,885)	(35,157)	4,438	(3)	(30,719)
Loss on early retirement of debt	(2,444)	(2,444)	—	—	—		—
Loss from joint venture	(5,036)	(3,510)	(4,119)	(5,645)	—		(5,645)

Income before provision for income taxes	278,351	202,539	254,788	330,600	—		330,600
Provision for income taxes	(109,961)	(80,016)	(100,641)	(130,586)	—		(130,586)

Net income	$168,390	$122,523	$154,147	$200,014	$—		$200,014

(1)	Revenues and cost of revenues have been restated from amounts originally included in AdvancePCS’s financial statements for periods before March 31, 2003 to reflect AdvancePCS’s adoption of EITF 02-16, Accounting by a Customer (Including a Reseller) for Certain Consideration Received from a Vendor. See AdvancePCS’s Form 10-K/A for the fiscal year ended March 31, 2003, for more information.

Notes To Unaudited Pro Forma Condensed Combined Financial Information—(Continued)

(2)	Depreciation and amortization, which AdvancePCS has historically included in cost of revenues and selling, general and administrative expenses, as applicable, have been reclassified to conform to the Company’s presentation. This reclassification had no impact on AdvancePCS’s results of operations.
(3)	Interest income has been reclassified to conform to the Company’s net presentation of interest expense. This reclassification had no impact on AdvancePCS’s results of operations.

The number of basic and diluted shares of AdvancePCS common stock used to compute earnings per share for the year ended December 31, 2003, represents the mathematical average of the quarterly amounts reported by AdvancePCS for each fiscal quarter in this period.

N. Integration Plan. The Company is in the process of finalizing a plan to integrate the operations of the Company and AdvancePCS. Certain costs incurred under this plan may result in an increase to the purchase price allocated to the AdvancePCS assets acquired and liabilities assumed to the extent that they relate to severance or relocation benefits paid to AdvancePCS employees or to certain costs incurred to exit activities of AdvancePCS. The pro forma adjustment for these items has been limited to actual amounts incurred for termination benefits paid to certain former AdvancePCS executives subsequent to the closing of the merger as described in Note C. Additional amounts of such costs may be incurred upon finalization of the integration plan. To the extent that similar costs are incurred in relation to the Company’s employees or activities, these amounts will appear in the income statement of the combined company. The Company does not believe that these costs, to the extent they are actually incurred, will be material to the combined company’s financial position or results of operations.

(c) Exhibits.

The following exhibits are filed herewith:

Exhibit No.	Description
2.1 —	Agreement and Plan of Merger, dated as of September 2, 2003, by and among Caremark Rx, Inc., Cougar Merger Corporation and AdvancePCS, filed as Annex A to Amendment No. 3 to the Company’s Registration Statement on Form S-4, filed on January 20, 2004 and hereby incorporated herein by reference.

3.1 —	Amendment to Third Restated Certificate of Incorporation of Caremark Rx, Inc., filed as Exhibit 3.3 to the Company’s Registration Statement on Form S-8 on March 31, 2004, is hereby incorporated herein by reference.

4.1 —	Agreement Regarding Registration Rights between Caremark Rx, Inc., Joseph Littlejohn & Levy Fund III, L.P., and the other persons named on the signature pages thereof, dated as of September 2, 2003, filed as Exhibit 4.1 to the Company’s Current Report on Form 8-K on September 4, 2003 and hereby incorporated by reference herein.

10.1 —	Voting Agreement, dated as of September 2, 2003, among Caremark Rx, Inc. and Joseph Littlejohn & Levy Fund III, L.P., in its capacity as a stockholder of AdvancePCS, filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K on September 4, 2003 and hereby incorporated by reference herein.

10.2 —	Amended and Restated Credit Agreement, dated as of March 24, 2004, among the Company, the Initial Lenders, Bank of America, N.A., Wachovia Bank, National Association and UBS Securities LLC, and JPMorgan Chase Bank, Banc of America Securities LLC and Wachovia Capital Markets, LLC d/b/a/ Wachovia Securities, acting in the capacities listed therein.

10.3 —	Receivables Purchase Agreement dated as of March 24, 2004, among Caremark Receivables LLC, Caremark Inc., AdvancePCS Health, L.P., Caremark Rx, Inc., Caremark International, Inc., Blue Ridge Asset Funding Corporation, Jupiter Securitization Corporation, Atlantic Asset Securitization Corp., Wachovia Bank, National Association, Bank One, NA, and Credit Lyonnais New York Branch, acting in the capacities listed therein.

10.4 —	Receivables Sale Agreement, dated as of March 24, 2004, among Caremark Inc., AdvancePCS Health, L.P. and Caremark Receivables LLC in the capacities listed therein.

10.5 —	Fourth Supplemental Indenture, dated March 24, 2004, by and among AdvancePCS, AdvancePCS Health Systems, L.L.C., AdvancePCS SpecialtyRx, L.L.C., Dresing-Lierman, Inc., and Theracom, Inc., Consumer Health Interactive Inc., AdvancePCS Puerto Rico, Inc., AFC Receivables Holding Corporation, Accordant Health Services, Inc., and Accordant Integrated Services, Inc., and The Bank of New York Trust Company, N.A., acting in the capacities listed therein.

99.1 —	Press Release issued by the Company on March 24, 2004.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Caremark Rx, Inc.

By:	/s/ HOWARD A. MCLURE
Howard A. McLure
Executive Vice President and Chief Financial Officer

Date: April 8, 2004